As filed with the Securities and Exchange Commission on June 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Qtrex Quantum Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Ha-Tidhar St.

Ra’anana, 4366504, Israel

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 14th floor Tel Aviv, Israel 6473925 Tel: +972 74-758-0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 4, 2026

PROSPECTUS

Qtrex Quantum Ltd.

Up to 6,666,667 Ordinary Shares

This prospectus relates to the resale, by the selling shareholder identified in this prospectus, up to 6,666,667 ordinary shares, no par value per share, or the Ordinary Shares, consisting of (i) up to 3,895,000 Ordinary Shares held by the selling shareholder and (ii) 2,771,667 Ordinary Shares issuable upon exercise of pre-funded warrants to purchase, or the Pre-Funded Warrants. This prospectus describes the general manner in which the Ordinary Shares may be offered and sold by the selling shareholder. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants that are exercised. See “Use of Proceeds”. The selling shareholder may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “QTEX.” The last reported sale price of our Ordinary Shares on June 3, 2026 was $2.11 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025, which was filed on March 26, 2026, or the 2025 Annual Report.

Neither the Securities and Exchange Commission, or the SEC, the Israel Securities Authority nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2026

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to the “Company,” “we,” “our” and “Qtrex” refer to Qtrex Quantum Ltd., unless we state or the context implies otherwise. References to “U.S. dollars” and “$” are to currency of the United States of America, and references to “shekel”, “Israeli shekel” and “NIS” are to New Israeli Shekels. References to “Ordinary Shares” are to our Ordinary Shares, no par value. We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

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OUR COMPANY

Overview

We are a technology company focused on the research, development, manufacturing, and commercialization of advanced connectivity solutions for the quantum computing industry. Our development efforts are directed toward addressing a key hardware scaling constraint facing superconducting quantum computing systems, namely the cryogenic interconnect infrastructure that delivers control and readout signals between room-temperature electronics and the millikelvin qubit environment inside a dilution refrigerator. As superconducting quantum systems scale toward larger qubit counts, conventional cryogenic wiring can impose constraints relating to thermal load, mechanical congestion, microwave performance, manufacturing variability, and integration complexity. We are developing a monolithic interconnect architecture that integrates the conductor, radio-frequency dielectric, shielding, thermal management, and mechanical routing into a single engineered structure, designed to replace discrete, manually assembled cabling and support higher channel density and reliability.

The market for specialized cabling and components for quantum computing is a highly technical niche. Competition consists of major global interconnect conglomerates expanding into cryogenic technologies, alongside specialized engineering firms. The United States is the premier global market for quantum infrastructure, driving the majority of industry demand and commercial deployment due to extensive government funding, venture capital, and the concentration of leading quantum hardware developers.

In April 2026, we acquired a proprietary Additively Manufactured Electronics, or AME, platform from Nano Dimension Technologies Ltd., or Nano, pursuant to an asset purchase agreement, or the Asset Purchase Agreement, that closed on April 6, 2026. The acquired assets include, among other things, intellectual property, equipment, tooling, books and records, inventory, transferred customer contracts, leasehold rights, and accounts receivable, or collectively, the Purchased Assets, associated with the seller’s AME business and its Fabrica business as described below.

Our AME platform, or AME Platform, provides the manufacturing foundation for our quantum connectivity development efforts and also operates as a commercial business serving customers across aerospace, missile, defense, and advanced electronics sectors through a combination of system sales, consumable materials, software and services, and customer-funded engineering and development programs. The AME Platform includes proprietary high-precision 3D electronic printing systems, patented software, engineering know-how, manufacturing equipment, inventory, customer-related assets, and facilities including laboratories and an ink manufacturing plant.

The AME market is an emerging, high-growth sector focused on redefining traditional electronics manufacturing through 3D printing of circuitry and components. The competitive landscape includes specialized high-tech 3D printing companies and advanced electronics manufacturing service providers adopting additive technologies. The United States represents the dominant geographic market for AME, characterized by rapid adoption across innovation-driven sectors such as aerospace, defense, and advanced research institutions seeking localized, agile prototyping and production.

As part of our broader strategic plan, we continue to operate our legacy medical technology platform through a wholly owned medical subsidiary, which we are actively seeking to monetize through one or more strategic transactions. Our medical platform is separate from our recently acquired advanced electronics and quantum-focused operations and currently includes the INSPIRA ART100, a U.S. Food and Drug Administration, or the FDA, cleared advanced life-support system used as a cardiopulmonary bypass, system in surgical procedures of six hours or less, and the HYLA continuous blood monitoring platform, which is designed to perform real-time sampling and analysis of key blood parameters without the need for blood draws. The medical operations are not being sold, discontinued or replaced as part of the Company’s acquisition of the additive manufacturing electronics platform and will continue independently while we evaluate potential monetization alternatives. Although we are engaged in discussions with multiple parties regarding potential transactions involving the medical business or portions thereof, there can be no assurance that any such discussions will result in a definitive transaction or as to the timing, structure or terms of any such transaction.

Our Strategy

Our strategic objective is to develop and commercialize cryogenic connectivity solutions for superconducting quantum computing systems used within the dilution refrigerator environment. Our quantum connectivity efforts are focused on a monolithic interconnect architecture designed to replace discrete cables, connectors, shields, thermal anchors and other components that are often sourced separately and assembled line-by-line in conventional cryogenic interconnect systems. Our development efforts are directed toward addressing certain constraints associated with conventional cryogenic wiring as superconducting quantum systems scale, including thermal load, mechanical congestion, microwave performance, manufacturing variability and integration complexity.

We intend to pursue collaborations with participants across the quantum computing value chain, including quantum hardware companies, system integrators, cryostat and dilution refrigerator manufacturers, academic institutions and national laboratories, in order to support the development, qualification and potential deployment of our architecture in quantum computing environments. In May 2026, we entered into a joint development agreement with Qarakal Quantum Ltd., a quantum hardware initiative connected to Israel Aerospace Industries and the Hebrew University of Jerusalem, to jointly advance and validate our quantum connectivity architecture for cryogenic quantum systems. This collaboration is intended to support evaluation of our architecture in a working quantum environment as part of our broader development efforts.

Our Platforms, Products, and Technologies

Quantum Computing Connectivity. Conventional cryogenic interconnect systems are generally built from multiple discrete components assembled and verified in a manual process. As channel counts increase, each additional line can contribute to thermal load and volumetric constraints inside the cryostat and can increase labor and rework. Our monolithic interconnect architecture is being designed to address these constraints by replacing the discrete-component approach with an engineered structure intended to reduce connectors and discontinuities, embed shielding to suppress crosstalk, incorporate thermal management features, and increase conductor density while maintaining material and interface characteristics suitable for quantum environments.

Additively Manufactured Electronics Platform. The AME Platform is an advanced electronics manufacturing platform that uses specialized printing technology to produce electronic devices and components. The platform includes manufacturing systems, proprietary conductive and dielectric materials, design and simulation software, and related services. It is designed for applications in which conventional electronics manufacturing approaches may be constrained by product geometry, space limitations, performance requirements or supply-chain considerations. We believe these capabilities make the platform particularly relevant for high-value applications where compact design, reduced weight, signal performance and reliability are important considerations.

Acquired Fabrica Business. As part of the April 2026 asset acquisition from Nano, we also acquired assets comprising Nano’s Fabrica business and related operations. Pursuant to the Asset Purchase Agreement, the Fabrica business consists of Nano’s Fabrica business and related operations. The acquired assets attributable to the Fabrica business include customer-related assets and certain Fabrica accounts receivable and, to the extent included in the Purchased Assets transferred at closing, also include intellectual property, equipment, tooling, books and records, inventory, transferred customer contracts and leasehold rights used in or related to the acquired businesses.

Legacy Medical Technology Platform

Our legacy medical technology platform includes the INSPIRA ART100, an FDA-cleared advanced life-support system used as a cardiopulmonary bypass system in surgical procedures of six hours or less, and the HYLA continuous blood monitoring platform under development. The medical operations are held in a wholly owned subsidiary, and we have disclosed an intent to monetize the medical platform through one or more strategic transactions.

May 2026 Private Placement of Ordinary Shares and Pre-Funded Warrants

On May 29, 2026, we entered into a definitive securities purchase agreement, or the Securities Purchase Agreement, for a private placement financing, or the May 2026 Private Placement. Pursuant to the securities purchase agreement, a single institutional investor purchased 3,895,000 of our Ordinary Shares at a purchase price of $1.50 per share and Pre-Funded Warrants to purchase up to 2,771,667 Ordinary Shares at an exercise price of $0.0001. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full (subject to the beneficial ownership limitation contained therein).

The offering resulted in gross proceeds of $10 million. We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes.

Corporate Information

We are an Israeli corporation based in Ra’anana, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. On July 30, 2020, our name was changed to Inspira Technologies Oxy B.H.N. Ltd. On May 10, 2026, our name changed to our current name, Qtrex Quantum Ltd. Our principal executive offices are located at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel. Our telephone number in Israel is 972 996 644 88. Our website address is https://q-trex.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our Ordinary Shares are listed on Nasdaq under the symbol “QTEX”.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling shareholder identified in this prospectus of up to 6,666,667 Ordinary Shares, consisting of (i) up to 3,895,000 Ordinary Shares held by the selling shareholder and (ii) 2,771,667 Ordinary Shares issuable upon exercise of the Pre-Funded Warrants. All of the Ordinary Shares, when sold, will be sold by the selling shareholder. The selling shareholder may sell its Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder.

Ordinary Shares currently outstanding	45,254,033 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholder	Up to 6,666,667 Ordinary Shares, consisting of (i) up to 3,895,000 Ordinary Shares held by the selling shareholder and (ii) 2,771,667 Ordinary Shares issuable upon exercise of the Pre-Funded Warrants.

Use of proceeds:

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants that are exercised. See “Use of Proceeds.”

We intend to use the proceeds from the exercise of the Pre-Funded Warrants, if any, for working capital and general corporate purposes.

Risk factors:	You should read the “Risk Factors” section starting on page 4 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our most recent annual report on Form 20-F, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol:	Our Ordinary Shares are listed on the Nasdaq under the symbol “QTEX”.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 49,149,033 Ordinary Shares outstanding as of June 1, 2026. This number excludes Ordinary Shares issuable upon exercise of the 2,771,667 Pre-Funded Warrants and:

●	332,897 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share;

●	3,319,612 restricted share units, or RSUs, granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date;

●	212,188 Ordinary Shares issuable upon the exercise of warrants issued to H.C. Wainwright & Co., or HCW, in connection with a certain purchase agreement, at an exercise price of $1.60 per share;

●	1,640,455 warrants issued in our initial public offering, or the IPO Warrants, to purchase up to 1,640,455 of our Ordinary Shares. Each IPO Warrant is exercisable for one Ordinary Share at an exercise price of $5.50 per share, which expire on July 15, 2026;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis Capital Corp., or Aegis, in connection with our initial public offering at an exercise price of $6.875 per share;

●	3,031,250 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated December 26, 2023, at an exercise price of $0.70 per share;

●	81,196 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge Securities Corporation, or Newbridge, at an exercise price of $1.56 per share;

●	2,153,001 Ordinary Shares issuable upon the exercise of warrants issued to several individuals in connection with securities purchase agreements, dated December 27, 2024, at an exercise price of $1.10 per share; and

●	6,785,715 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated February 5, 2026, at an exercise price of $0.7 per share.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Summary Risk Factors” and “Item 3. Key Information – D. Risk Factors” in our 2025 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

We depend heavily on the successful development, validation, and commercialization of our monolithic interconnect architecture for the quantum computing industry, and we may not be able to successfully introduce it to the market.

Our strategic objective is to establish QTREX as a provider of cryogenic connectivity inside the dilution refrigerator for the superconducting quantum computing industry. We are developing the monolithic interconnect architecture designed to replace the discrete, manually assembled cabling that dominates the industry today. Our business model relies on strategic collaborations to jointly develop, qualify, and deploy our architecture in production-grade environments. If we fail to establish or maintain these partnerships, or if our engineered structure fails to effectively overcome thermal load constraints and other connectivity limitations as compared to traditional assembled wiring, our commercialization efforts may not lead to meaningful sales.

Our target market is subject to rapid technological change, and we may not be able to develop systems that supplant existing approaches.

The quantum computing and advanced electronics manufacturing markets are subject to rapid and substantial innovation. Our monolithic interconnect architecture, which relies on our AME capabilities, could be rendered obsolete or uneconomical by competitors’ technological advances or alternative interconnect approaches. If we cannot keep pace with technological change, our business, financial condition, and results of operations could be materially adversely affected.

We may not successfully commercialize our recently acquired AME Platform, and our failure to successfully manage and scale its commercialization could harm our business.

In April 2026, we acquired the AME Platform from Nano, which we expect to serve as both the production foundation for our quantum connectivity strategy and a commercially active business. Our revenue depends, in part, on our ability to commercialize inkjet-based additive electronics manufacturing systems and proprietary printable conductive and dielectric materials to customers in aerospace, missile, defense, and advanced electronics sectors. We cannot assure you that these commercialization efforts will lead to sustained or meaningful sales, and any failure to manage, scale, and support the AME Platform could materially adversely affect our business.

Defects or failures in our products, proprietary materials or manufacturing processes could result in product liability, warranty and other claims, require costly remediation efforts or recalls, and materially harm our business, results of operations and reputation.

Our systems, proprietary materials and related products may contain undetected defects, errors, reliability issues or performance failures that are not discovered until after they have been manufactured, shipped or used by customers. These issues may arise from product design, raw materials, manufacturing or assembly processes, software, quality control or other causes. In addition, because certain of our products involve specialized materials and, in some cases, hazardous chemicals, defects, contamination, handling failures or manufacturing process issues could increase the risk of safety-related incidents, property damage, environmental exposure or related claims.

If any of our products or materials are alleged or found to be defective, have failed to perform as expected or have contributed to injury, property damage or operational disruption, we could incur substantial costs and liabilities, including costs associated with investigating the issue, repairing or replacing affected products, providing credits or refunds, honoring warranty obligations, conducting field corrective actions, undertaking remediation efforts, or recalling or withdrawing products from the market. Any such issue could also result in delayed customer acceptance, delayed or lost revenue, cancellation of orders, loss of existing or potential customers or commercial partners, increased warranty servicing costs, breach of contract or indemnification claims, and other disputes or litigation.

We may also become subject to regulatory inquiries, investigations or other proceedings if a defect, failure or safety issue is believed to create risk to persons, property or operations, or if corrective actions are not implemented in a timely or adequate manner. Even if claims relating to an alleged defect are ultimately unsuccessful, defending such claims and responding to related inquiries or proceedings could be time-consuming and expensive, divert the attention of management and technical personnel, and adversely affect our relationships with customers and other counterparties. In addition, publicity associated with any actual or alleged defect, failure, recall, remediation effort or safety-related issue could materially damage our reputation and impair market acceptance of our products and technologies.

Although we may maintain insurance for certain product-related risks, our insurance coverage may not be available on acceptable terms, may not continue to be available in sufficient amounts, or may not be adequate to cover all liabilities that we may incur. In addition, any contractual indemnification we may receive from third parties may not fully protect us, particularly with respect to alleged design defects, quality failures or other matters for which we are viewed as responsible. As a result, a product defect or alleged defect could subject us to liabilities and losses in excess of available insurance or indemnity protection.

Discontinuation of operations at our single manufacturing site could prevent us from timely fulfilling customer orders.

We currently assemble and test the systems we sell, and produce consumables for our systems, at a single facility. A disruption at this facility, whether due to natural disasters, fire, power outages, equipment failures, labor shortages, cyber incidents, supply interruptions or other unforeseen events, could materially impair our ability to supply systems or consumable materials in a timely manner and could lead to significant costs.

If operations at this facility are interrupted, even for a limited period, we may be unable to manufacture, assemble, test or deliver our systems and consumable materials on schedule, which could result in delayed shipments, delayed or lost revenue, increased operating costs, customer dissatisfaction and damage to our commercial relationships. In addition, because our operations involve specialized manufacturing systems, proprietary materials and related know-how, restoring normal operations, replacing damaged equipment or transferring production to an alternate site, if available, could require substantial time and expense. Any prolonged disruption could also delay customer installations, service obligations and development activities, any of which could materially adversely affect our business, financial condition and results of operations.

We are subject to environmental, health and safety laws and regulations in connection with our products, proprietary materials and operations, and compliance with these requirements could subject us to significant costs and potential liability.

Our business involves or may involve the use, handling and international shipment of products, inks, materials and other substances that may be subject to environmental, health and safety laws and regulations relating to the import and export of chemicals and hazardous substances. These requirements may govern, among other things, the composition of our products and materials, the manner in which such materials are packaged, labeled, stored, transported, used and disposed of, and the handling of wastes or emissions associated with our operations. In addition, our carriers and logistics providers may impose further restrictions and compliance requirements for the shipment of dangerous products.

Compliance with these laws and regulations may require us to incur significant costs, including costs to monitor and maintain compliance programs, obtain or maintain approvals, modify our operations, change suppliers, reformulate the chemicals used in our inks and materials, or alter packaging, handling or shipping practices. If we fail to comply with applicable requirements, or if applicable laws or regulations become more stringent, we could be subject to fines, penalties, restrictions on our ability to manufacture, import, export or sell certain products, remediation obligations, or other liabilities. Any such developments could disrupt our operations, increase our costs, delay customer shipments, require changes to our products or manufacturing processes, and materially adversely affect our business, financial condition and results of operations.

We have engaged in the acquisition of the AME Platform, which may pose integration risks, and the recognition of additional assets on our financial statements could lead to significant write-offs.

As part of our growth and diversification strategy, we evaluate and engage in acquisitions, such as our April 2026 acquisition of the AME Platform from Nano pursuant to the Asset Purchase Agreement. Mergers and acquisitions entail risks that could materially and adversely affect our business, operating results, and financial condition, including problems integrating acquired operations and technologies, diversion of management time, failures to realize anticipated synergies, and difficulties retaining relationships with suppliers and customers of the acquired platform. In addition, these transactions require recognition of additional assets on our balance sheet. If the acquired business does not perform as expected, we may face potential write-offs of acquired assets, which would negatively impact our financial condition and results of operations.

We may not be able to successfully integrate and operate the Purchased Assets acquired from Nano, which could disrupt our business and adversely affect our results of operations.

Under the Asset Purchase Agreement, we acquired certain assets comprising Nano’s additive manufacturing electronics business and Fabrica business, including intellectual property, equipment, tooling, books and records, inventory, transferred customer contracts, leasehold rights, and accounts receivable. Successfully integrating and operating these Purchased Assets requires, among other things, effective transition of customer and supplier relationships, integration of systems and controls, and retention of personnel and know-how relevant to the Purchased Assets. If integration is more costly or time-consuming than expected, or if integration efforts disrupt operations or customer relationships, our business and results of operations could be materially adversely affected.

We may not be able to successfully monetize our medical technology platform, which could divert management attention and resources.

While we have pivoted toward quantum connectivity and advanced electronics manufacturing, we continue to operate a medical technology platform held within a wholly owned subsidiary. That platform includes the INSPIRA ART100 and the HYLA continuous blood monitoring platform, and we have disclosed an intent to monetize this business through strategic transactions. There is no assurance that any definitive transaction will occur. If we are unable to monetize the medical platform on acceptable terms or at all, we may be required to continue dedicating financial and managerial resources to a non-core business, which could adversely affect our ability to execute our strategic focus.

Our operating results and financial condition may fluctuate significantly.

Our transition requires capital expenditures and operating expenses as we invest in research and development, manufacturing, and commercialization activities for our quantum products and AME Platform systems. Our operating results may fluctuate from quarter to quarter due to factors such as the degree of market acceptance of our products, long sales cycles, changes in the amount we spend to develop or acquire new technologies, and foreign currency exchange rate fluctuations. As a result, period-to-period comparisons of our operating results may not be meaningful, and our results may fall short of expectations.

If we are unable to satisfy applicable SEC financial statement and disclosure requirements in connection with current or future offerings, our ability to complete financings could be delayed or adversely affected.

The financial statements and other financial disclosure required to be included in registration statements and other offering-related filings are governed by SEC rules and regulations, including Regulation S-X, and filings made in connection with public offerings may be reviewed by the staff of the Division of Corporation Finance. The SEC staff may issue comments requesting supplemental information or requiring revised, additional or different disclosure, including with respect to financial statements, pro forma financial information and related presentation matters.

In addition, where an acquisition has occurred or is probable, Regulation S-X may require separate audited annual and unaudited interim financial statements of the acquired business, as well as pro forma financial information showing how the transaction might have affected the registrant’s financial statements. The staff may also, in appropriate circumstances, require other financial statements as necessary for a fair presentation of the financial condition of an entity whose financial statements are required or otherwise necessary for the protection of investors.

If the SEC staff takes the position that our financial statement presentation or related disclosure in connection with a current or future offering does not satisfy applicable requirements, we could be required to prepare and include additional audited financial statements, unaudited interim financial statements, pro forma financial information, retrospective revisions or other revised disclosure. Preparing additional financial information or revising our disclosure could be costly and time-consuming, could divert management’s attention, and could delay the launch, effectiveness or completion of an offering or other financing transaction. Any such delay or inability to complete a financing on the timeline or terms we expect could materially adversely affect our liquidity, capital resources and business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and other securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “predict,” “should,” “intend,” “potential,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	Our financial statements for the year ended December 31, 2025, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This going concern assessment may prevent us from obtaining new financing on reasonable terms, if at all, and imperil our ability to continue operating as a going concern;

●	our planned level of revenues and capital expenditures;

●	our available cash and our ability to obtain additional funding;

●	our ability to market and sell our products;

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our ability to advance the development of our products and future potential product candidates;

●	our ability to commercialize our products and future potential product candidates and future sales of our products or any other future potential product candidates;

●	our planned level of capital expenditures and liquidity;

●	our plans to continue to invest in research and development to develop technology for new products;

●	our ability to maintain our relationships with suppliers, manufacturers, distributors, and other partners;

●	our ability to retain key office holders;

●	our ability to internally develop new inventions and intellectual property;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	the possible impact of cybersecurity incidents on our business and operations;

●	general market, political and economic conditions in the countries in which we operate;

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants that are exercised.

We intend to use the proceeds from the exercise of the Pre-Funded Warrants for working capital and general corporate purposes.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to the amendment of the warrants originally entitled an investor to purchase up to 3,031,250 Ordinary Shares of the Company, with an exercise price of $1.28 per share to reduce the exercise price to $0.70 per share, extend the expiration date from June 27, 2027 to February 5, 2031, revise the fundamental transaction provision in the warrants and revise the cashless exercise provision with respect to computing the valuation of the Ordinary Shares, as if such issuances had occurred as of December 31, 2025; and (ii) the receipt of net proceeds of $4.3 million and the issuance of 6,785,715 Ordinary Shares and share equivalents pursuant to the sales agreement with A.G.P./Alliance Global Partners , as of April 4, 2026; and

●	on a pro forma as adjusted basis to give effect to the May 2026 Private Placement described above, as well as the full exercise of the Pre-Funded Warrants.

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this form.

	As of December 31, 2025 (unaudited)
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	3,159	7,514	16,658
Deposits	-	-	-
Restricted deposits	98	98	98
Financials liability at fair market value	1,082	46	46
Ordinary shares, no par value per share:
Share capital and additional paid-in capital	82,117	88,567	97,711
Accumulated losses	(79,794)	(80,853)	(80,853)
Total equity	2,323	7,714	16,858
Total liabilities and shareholder equity	5,341	9,696	18,840

This above table is based on 35,949,247 Ordinary Shares outstanding as of December 31, 2025, and excludes Ordinary Shares issuable upon exercise of the Pre-Funded (except as otherwise specified) and:

●	517,376 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share;

●	4,745,511 RSUs granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date.;

●	212,188 Ordinary Shares issuable upon the exercise of warrants issued to HCW in connection with a certain purchase agreement, at an exercise price of $1.60 per share;

●	1,640,455 IPO Warrants to purchase up to 1,640,455 of our Ordinary Shares. Each IPO Warrant is exercisable for one Ordinary Share at an exercise price of $5.50 per share, which expire on July 15, 2026;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis in connection with our initial public offering at an exercise price of $6.875 per share;

●	3,031,250 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated December 26, 2023, at an exercise price of $1.28 per share;

●	3,031,250 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated December 26, 2023, at an exercise price of $0.70 per share;

●	185,591 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge at an exercise price of $1.56 per share; and

●

3,753,001 Ordinary Shares issuable upon the exercise of warrants issued to several individuals in connection with securities purchase agreements, dated December 27, 2024, at an exercise price of $1.10 per share.

SELLING SHAREHOLDER

The ordinary shares being offered by the selling shareholder are those previously issued to the selling shareholder, and those issuable to the selling shareholder, upon exercise of the Pre-Funded Warrants. For additional information regarding the issuances of those ordinary shares, see “Private Placement of Ordinary Shares” above. We are registering the shares of ordinary shares in order to permit the selling shareholder to offer the shares for resale from time to time. Except for the ownership of the shares of ordinary shares and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of ordinary shares by the selling shareholder. The second column lists the number of shares of ordinary shares beneficially owned by the selling shareholder, based on its ownership of the shares of ordinary shares and warrants, as of June 3, 2026, assuming exercise of the Pre-Funded Warrants held by the selling shareholder on that date, without regard to any limitations on exercises.

The third column lists the shares of ordinary shares being offered by this prospectus by the selling shareholder.

In accordance with the terms of a registration rights agreement with the selling shareholder, this prospectus generally covers the resale of the sum of (i) the number of shares of ordinary shares issued to the selling shareholders in the “May 2026 Private Placement of Ordinary Shares and Pre-Funded Warrants” described above and (ii) the maximum number of shares of ordinary shares issuable upon exercise of the related Pre-Funded Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Pre-Funded Warrants, the selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 9.99% of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such Pre-Funded Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

We may amend or supplement this prospectus from time to time in the future to update or change the selling shareholder list and the securities that may be resold.

	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number	Percentage(2)	Number	Number	Percentage(2)
Citadel CEMF Investments Ltd.(3)	6,666,667	12.84%	6,666,667	-	-

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of June 1, 2026, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	The applicable percentage of beneficial ownership is based on 51,920,700 Ordinary Shares that will be issued and outstanding immediately after this offering, and assumes the exercise of all of the Pre-Funded Warrants.

(3)	Includes (i) 3,895,000 Ordinary Shares issued and outstanding pursuant to the May 2026 Private Placement and (ii) 2,771,667 Ordinary Shares issuable upon the exercise of Pre-Funded Warrants issued in the May 2026 Private Placement. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel CEMF Investments Ltd. (“Citadel CEMF”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors and Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the securities. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities owned by such person (if any). The address of Citadel CEMF is c/o Citadel Enterprise Americas LLC, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.

PLAN OF DISTRIBUTION

The selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholder may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholder (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$1,961.03
Printer fees and expenses	$2,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$6,500
Total	$35,461.03

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to public policy in Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgment does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of the foreign state in which it was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of the State of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill its duty for the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://q-trex.com/. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026;

●	Our Reports on Form 6-K furnished on March 26, 2026 (with respect to the first paragraph, the bullet points under the sections titled “Recent Business and Operational Highlights,” the section titled “Full Year 2025 Financial Highlights” and “Forward-Looking Statement Disclaimer” and the financial statements in the press release); March 31, 2026; April 6, 2026; April 6, 2026; April 13, 2026 (with respect to the first, second, third and fifth paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release); April 14, 2026 (with respect to first three paragraphs in the press release); April 15, 2026; April 16, 2026; April 16, 2026 (with respect to the first, second, third and fifth paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release); April 28, 2026; April 30, 2026 (with respect to the first four and the seventh paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release); May 1, 2026; May 6, 2026; May 11, 2026; May 18, 2026; May 19, 2026; May 28, 2026; June 1, 2026; and June 1, 2026 (with respect to the first, second, third and fifth paragraphs, as well as the section titled “Forward-Looking Statement Disclaimer” in the press release); and

●	The description of our securities contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: 2 Ha-Tidhar St., Ra’anana, 4366504 Israel, Tel: +972-996-64488; Attention: Chief Financial Officer.

Qtrex Quantum Ltd.

Up to 6,666,667 Ordinary Shares

PROSPECTUS

               , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, or by another person, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent;

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent the Initiation of Procedures or to Conclude Proceedings, subject to conditions) to the Securities Law; and

●	any other liability or expense for which it is permitted and/or will be permitted to indemnify an office holder.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and certain members of our senior management who are office holders. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association and our letters of exemption provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exemption from liability arising from a company’s resolution and/or a transaction in which our controlling shareholder or any office holder has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 9. Exhibits

Exhibit Number	Exhibit Description
3.1**	Amended and Restated Articles of Association of Qtrex Quantum Ltd. (filed as Exhibit 3.1 to Form 6-K (File No. 001-40303) filed on May 19, 2026).
4.1**	Form of Pre-Funded Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-40303) filed on June 1, 2026).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Qtrex Quantum Ltd.
10.1**	Form of Securities Purchase Agreement dated May 29, 2026, by and between the Company and the investor named therein (filed as Exhibit 10.1 to Form 6-K (File No. 001-40303) filed on June 1, 2026).
10.2**	Form of Registration Rights Agreement dated May 29, 2026, by and between the Company and the investor named therein (filed as Exhibit 10.2 to Form 6-K (File No. 001-40303) filed on June 1, 2026).
10.2**	Placement Agency Agreement, dated May 29, 2026, by and between the Company and A.G.P./Alliance Global Partners (filed as Exhibit 10.3 to Form 6-K (File No. 001-40303) filed on June 1, 2026).
23.1*	Consent of Ziv Haft, a member firm of BDO, independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table.

*	Filed herewith.
**	Previously filed.

Item 10. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana, Israel on June 4, 2026.

Qtrex Quantum Ltd.

/s/ Dagi Ben-Noon
Dagi Ben-Noon
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Qtrex Quantum Ltd. hereby constitute and appoint each of Dagi Ben-Noon and Yafit Tehila and each of them singly, with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dagi Ben-Noon	Chief Executive Officer and Director	June 4, 2026
Dagi Ben-Noon	(Principal Executive Officer)

/s/ Yafit Tehila	Chief Financial Officer	June 4, 2026
Yafit Tehila	(Principal Financial and Accounting Officer)

/s/ Tal Parnes	Chairman of the Board of Directors	June 4, 2026
Tal Parnes

/s/ Lior Amit	Director	June 4, 2026
Lior Amit

/s/ Sivan Matza	Chairman Director	June 4, 2026
Sivan Matza

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Qtrex Quantum Ltd. has signed this registration statement on June 4, 2026.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director